Exhibit 10.1

TERMINATION AND RELEASE AGREEMENT

THIS TERMINATION AND RELEASE AGREEMENT (this “Agreement”), dated as of October 16, 2015 (the “Effective Date”), is entered into by and among Mead Park Capital Partners LLC, a Delaware limited liability company (“Mead Park”), Christopher Ricciardi, an individual, Stephanie Ricciardi, an individual, The Ricciardi Family Foundation, a New York charitable not-for-profit corporation (together with Stephanie Ricciardi and Christopher Ricciardi, “Ricciardi”), and Institutional Financial Markets, Inc., a Maryland corporation (the “Company”).

RECITALS:

WHEREAS, Mead Park is the owner of 487,291 shares (the “Mead Park Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”);

WHEREAS, Ricciardi is the owner of 1,525,112 shares of Common Stock (the “Ricciardi Securities”);

WHEREAS, the Company and Mead Park are parties to that certain Securities Purchase Agreement, dated as of May 9, 2013, by and among the Company, Mead Park and, solely for purposes of Section 6.3 thereof, Mead Park Holdings LP (the “Mead Park Purchase Agreement”); and

WHEREAS, in connection with the termination of the Mead Park Purchase Agreement and all rights thereunder and the mutual release of claims set forth herein, (i) Mead Park wishes to transfer to the Company all of the Mead Park Shares, (ii) Ricciardi wishes to transfer to the Company 1,512,709 shares of the Ricciardi Securities (the “Ricciardi Shares”), (iii) the Company and Mead Park desire to terminate the Mead Park Purchase Agreement, and (iv) the Company has agreed to transfer to Christopher Ricciardi an aggregate amount of Four Million dollars ($4,000,000), in each case, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.                                      Definitions.  For purposes of this Agreement:

(a)                                 “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made.  For purposes of this definition, the terms “control,” “controlling,” “controlled” and words of similar import, when used in this context, mean, with respect to any Person, the possession, directly or indirectly, of the power to direct, or cause the direction of, management policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

(b)                                 “Agreement Period” shall mean the period beginning on the Effective Date and ending on the date that is the first anniversary of the Effective Date;

(c)                                  “Articles of Incorporation” shall mean the Company’s Articles of Incorporation, as amended from time to time;

(d)                                 “Board of Directors” shall mean the Company’s Board of Directors;

(e)                                  “Bylaws” means the Company’s bylaws, as amended from time to time;

(f)                                   “Convertible IFMI LLC Units” shall mean units of membership interests in IFMI, LLC (other than any units of membership interest in IFMI, LLC owned by the Company) that are redeemable for shares of Common Stock or cash, at the option of the Company, pursuant to the IFMI LLC Agreement;

(g)                                  “Director” shall mean a member of the Board of Directors;

(h)                                 “Encumbrances” shall mean any lien, security interest, pledge, mortgage, easement, leasehold, assessment, tax, covenant, reservation, conditional sale, prior assignment, or any other encumbrance, claim, burden or charge of any nature whatsoever;

(i)                                     “IFMI, LLC” shall mean IFMI, LLC, a Delaware limited liability company and the Company’s majority owned subsidiary;

(j)                                    “IFMI LLC Agreement” shall mean the Amended and Restated Limited Liability Company Agreement of IFMI, LLC, dated as of December 16, 2009, by and among the Company and the Members (as defined therein) that are signatories thereto, as amended from time to time;

(k)                                 “Meeting” shall mean any meeting of the stockholders of the Company at which the election of Directors is to be voted upon, however called (and including any postponement or adjournment of any such meeting), and any written consent of the stockholders of the Company with respect to the election of Directors;

(l)                                     “Person” shall mean any individual, sole proprietorship, joint venture, partnership, company, corporation, association, cooperation, trust, estate, governmental authority, or any other entity of any nature whatsoever; and

(m)                             “Principal” of any Person, shall mean each principal, partner or member of such Person, any spouse or child of such principal, partner or member, and any trust for the benefit of such principal, partner or member or such principal’s, partner’s or member’s spouse or lineal descendants.

2.                                      Transfer and Delivery.  On the Effective Date:

(a)                                 Mead Park shall transfer and assign to the Company, and the Company shall accept from Mead Park, free and clear of all Encumbrances, all of Mead Park’s right, title and interest in and to the Mead Park Shares;

(b)                                 Ricciardi shall transfer and assign to the Company, and the Company shall accept from Ricciardi, free and clear of all Encumbrances, all of Ricciardi’s right, title and interest in and to the Ricciardi Shares;

(c)                                  Mead Park shall deliver to Computershare Inc., as transfer agent for the Company (“Computershare”), all appropriate stock powers or other instruments of transfer, duly executed in blank, necessary to transfer the Mead Park Shares from Mead Park to the Company, free and clear of all Encumbrances (the “Mead Park Transfer Documentation”);

(d)                                 Ricciardi shall deliver to Computershare all appropriate stock powers or other instruments of transfer, duly executed in blank, necessary to transfer the Ricciardi Shares from Ricciardi to the Company, free and clear of all Encumbrances (the “Ricciardi Transfer Documentation”); and

(e)                                  Upon (i) Mead Park’s delivery to Computershare of the Mead Park Transfer Documentation and (ii) Ricciardi’s delivery to Computershare of the Ricciardi Transfer Documentation, the Company shall deliver to Christopher Ricciardi, for the benefit of Ricciardi and Mead Park, an aggregate amount of Four Million dollars ($4,000,000) by wire transfer of immediately available funds to the account that has been designated in writing by Christopher Ricciardi to the Company.

3.                                      Representations and Warranties of Mead Park and Ricciardi. Mead Park and Ricciardi, jointly and severally, hereby represent and warrant to the Company as follows:

(a)                                 Mead Park is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware;

(b)                                 Each of Mead Park and Ricciardi has all requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby.  Mead Park has obtained all necessary limited liability company approvals for the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Mead Park and Ricciardi and (assuming due execution and delivery by the Company) constitutes Mead Park’s and Ricciardi’s legal, valid and binding obligations, enforceable against Mead Park and Ricciardi in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidity or similar laws relating to or affecting generally the enforcement of creditors’ rights and remedies or by other equitable principles of general application;

(c)                                  The Mead Park Shares consist of an aggregate of 487,291 shares of Common Stock, which are owned of record, free and clear of all Encumbrances, by Mead Park;

(d)                                 The Ricciardi Shares consist of (i) 1,351,721 shares of Common Stock beneficially and jointly owned, free and clear of all Encumbrances, by Christopher

Ricciardi and Stephanie Ricciardi; (ii) 47,565 shares of Common Stock owned of record, free and clear of all Encumbrances, by Christopher Ricciardi; (iii) 48,448 shares of Common Stock beneficially owned, free and clear of all Encumbrances, by Stephanie Ricciardi; and (iv) 64,975 shares of Common Stock beneficially owned, free and clear of all Encumbrances, by The Ricciardi Family Foundation;

(e)                                  The execution, delivery and performance by Mead Park and Ricciardi of this Agreement do not conflict with, violate or result in the breach of, or create any Encumbrance on the Mead Park Shares or the Ricciardi Shares pursuant to, any agreement, instrument, order, judgment, decree, law or governmental regulation to which Mead Park or Ricciardi is a party or is subject or by which the Mead Park Shares or the Ricciardi Shares are bound;

(f)                                   There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of Mead Park and/or Ricciardi, threatened against or by Mead Park or Ricciardi that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement;

(g)                                  Each of Mead Park and Ricciardi, either alone or together with its representatives (if any), has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the transactions contemplated by this Agreement, and has so evaluated the merits and risks of such transactions; and

(h)                                 No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Mead Park or Ricciardi.

4.                                      Representation and Warranties of the Company. The Company hereby represents and warrants to Mead Park and Ricciardi as follows:

(a)                                 The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland;

(b)                                 The Company has all requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby.  The Company has obtained all necessary corporate approvals for the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company and (assuming due execution and delivery by Mead Park and Ricciardi) constitutes the Company’s legal, valid and binding obligation, enforceable against the Company in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidity or similar laws relating to or affecting generally the enforcement of creditors’ rights and remedies or by other equitable principles of general application;

(c)                                  There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of the Company, threatened against or by the Company that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement;

(d)                                 The Company, either alone or together with its representatives (if any), has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the transactions contemplated by this Agreement, and has so evaluated the merits and risks of such transactions; and

(e)                                  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

5.                                      Independent Analysis.  Each party hereto acknowledges that such party understands the transactions contemplated by this Agreement and that such party has had the opportunity to review this Agreement and the transactions contemplated hereby with such party’s own legal counsel, tax advisors and other advisors.  Each of party hereto is relying solely on such party’s own counsel and advisors and not on any statements or representations of the other party or of their respective representatives or agents for legal or other advice with respect to the transactions contemplated by this Agreement.

6.                                      Termination of the Mead Park Purchase Agreement.  The Company and Mead Park hereby terminate the Mead Park Purchase Agreement, effective as of the Effective Date, and as a result of such termination, effective as of such date, all further obligations of the parties under or pursuant to the Mead Park Purchase Agreement and under or pursuant to the Transaction Documents (as defined in the Mead Park Purchase Agreement) shall terminate without further liability of any such party to the other parties thereto, provided that each of (i) the convertible promissory note in the aggregate principal amount of One Million Four Hundred Sixty-One Thousand Eight Hundred Seventy-Three dollars ($1,461,873) currently held by Mead Park (the “Mead Park Note”); (ii) the convertible promissory notes in the aggregate principal amount of Four Million Three Hundred Eighty-Five Thousand Six Hundred Twenty-Eight dollars ($4,385,628) currently held by Edward E. Cohen (the “Cohen Notes”); and (iii) the Registration Rights Agreement, dated as of May 9, 2013, by and among the Company, Mead Park and Cohen Bros. Financial, LLC (the “Registration Rights Agreement”) shall each remain outstanding and effective and with no changes to the rights thereunder.

7.                                      Gross-Up Rights.

(a)                                 Sale of New Securities.  During the Agreement Period, if the Company or IFMI, LLC makes any public or nonpublic offering or sale of any equity (including Common Stock, or any preferred stock or restricted stock), or any securities, options or debt that is convertible or exchangeable into equity (including Convertible IFMI LLC Units) or that includes an equity component (such as an “equity” kicker) (including any hybrid security) (any such security, a “New Security”) other than (i) pursuant to the granting or exercise of employee stock options or other stock incentives pursuant to the

Company’s stock incentive plans approved by the Board of Directors (so long as the authorized awards under the Company’s stock incentive plans represent less than ten percent (10%) of the outstanding shares of the Company’s capital stock) or the issuance of capital stock pursuant to any employee stock purchase plan of the Company approved by the Board of Directors or similar plan where stock is being issued or offered to a trust, other entity or otherwise, for the benefit of any employees, officers or directors of the Company, in each case, in the ordinary course of providing incentive compensation, (ii) issuances of capital stock as full or partial consideration for a merger, acquisition, joint venture, strategic alliance, license agreement or other similar nonfinancing transaction, (iii) issuances of shares of Common Stock upon the conversion or exercise of any convertible preferred stock or notes outstanding as of the Effective Date, in each case, in accordance with the terms thereof as of the Effective Date, or (iv) issuances of Convertible IFMI LLC Units pursuant to Section 6.10(x) or (y) of the IFMI LLC Agreement, then Christopher Ricciardi shall be afforded the opportunity to acquire from the Company and/or IFMI, LLC for the same price (net of any underwriting discounts or sales commissions) and on the same terms as New Securities are proposed to be offered to others, up to the amount of New Securities in the aggregate required to enable Christopher Ricciardi to maintain his proportionate equivalent interest in the Company immediately prior to any such issuance of New Securities (counting for such purposes all Convertible IFMI LLC Units as outstanding shares of the Common Stock).

(b)                                 Notice.  In the event the Company and/or IFMI, LLC proposes to offer or sell New Securities that are subject to Christopher Ricciardi’s rights under Section 7(a), the Company and/or IFMI, LLC (as applicable) shall give Christopher Ricciardi written notice of its intention, describing the price (or range of prices), anticipated amount of securities, timing and other terms upon which the Company and/or IFMI, LLC proposes to offer the same (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed with respect to such offering), no later than five (5) business days, as the case may be, after the initial filing of a registration statement with the U.S. Securities and Exchange Commission (the “SEC”) with respect to an underwritten public offering, after the commencement of marketing with respect to a Rule 144A offering or after the Company and/or IFMI, LLC proposes to pursue any other offering.  Christopher Ricciardi shall then have ten (10) business days from the date of receipt of such a notice to notify the Company and/or IFMI, LLC (as applicable) in writing that it intends to exercise its rights provided in this Section 7 and as to the amount of New Securities which Christopher Ricciardi desires to purchase, up to the maximum amount calculated pursuant to Section 7(a).  Such notice shall constitute a nonbinding indication of interest of Christopher Ricciardi to purchase the amount of New Securities so specified at the price and other terms set forth in the Company’s and/or IFMI, LLC’s notice to it. The failure of Christopher Ricciardi to respond within such ten (10) business day period shall be deemed to be a waiver of Christopher Ricciardi’s rights under this Section 7 only with respect to the offering described in the applicable notice. The Company shall cause IFMI, LLC to comply with this Section 7.

8.                                      Christopher Ricciardi Board Nomination Right.  During the Agreement Period, if there shall occur any Meeting, then:

(a)                                 The Board of Directors shall nominate Christopher Ricciardi to stand for election to the Board of Directors at such Meeting; provided, however, that Christopher Ricciardi shall have satisfied all of the requirements applicable to Directors under applicable law, the Articles of Incorporation, the Bylaws and any customary director qualification standards in effect as of the Effective Date or adopted by the Board of Directors thereafter; and

(b)                                 The Board of Directors shall (i) recommend to the Company’s stockholders the election of Christopher Ricciardi at such Meeting, and (ii) solicit proxies for Christopher Ricciardi in connection with such Meeting to the same extent as it does for any of its other nominees to the Board of Directors.

9.                                      Standstill.  During the Agreement Period, unless approved in advance in writing by the Board of Directors, each of Mead Park and Ricciardi shall not, and shall cause each of its Affiliates to not, directly or indirectly:

(a)                                 except as set forth in Section 7, acquire (or propose or agree to acquire), of record or beneficially, by purchase or otherwise, any loans, debt securities, equity securities or assets of the Company or any of its subsidiaries, or rights or options to acquire interests in or any derivative securities with respect to any of the Company’s loans, debt securities, equity securities or assets; provided, however, that in addition to any shares purchased pursuant to Section 7, the Company agrees that Ricciardi may purchase up to an aggregate of Two Hundred Fifty Thousand (250,000) shares of Common Stock at a purchase price per share of no less than $2.00 from current or former Principals of Mead Park during the Agreement Period without violating this Section 9(a);

(b)                                 make any statement or proposal (whether public or private) to any of the Company’s stockholders (other than in a confidential manner to any of the Company’s or its subsidiaries’ officers, directors or managers who are also stockholders of the Company) regarding, or make any public announcement, proposal or offer (including any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with respect to, or otherwise solicit, seek or offer to effect (including, for the avoidance of doubt, indirectly by means of communication with the press or media): (i) any business combination, merger, tender offer, exchange offer or similar transaction involving the Company or any of its subsidiaries, (ii) any restructuring, recapitalization, liquidation or similar transaction involving the Company or any of its subsidiaries, (iii) any change to the Articles of Incorporation, the Bylaws or any articles of incorporation, bylaws or other organizational or governing documents of any of the Company’s subsidiaries, (iv) any change to the Company’s or its subsidiaries’ business activities or corporate structure, (v) any acquisition of any of the Company’s loans, debt securities, equity securities or assets, or rights or options to acquire interests in any of the Company’s loans, debt securities, equity securities or assets, (vi) except as set forth in Section 8, any representation on the Board of Directors or otherwise seek to control or influence the management, Board of

Directors or policies of the Company, (vii) any waiver, termination or amendment to the provisions of this Agreement, or (viii) any proposal, arrangement or other statement that is inconsistent with the terms of this Agreement, including this Section 9;

(c)                                  instigate, encourage or assist any third party (including, but not limited to, forming a “group” with any such third party) to do or enter into any discussions or agreements with any third party with respect to any of the actions set forth in this Section 9; or

(d)                                 take any action which would reasonably be expected to require the Company or any of its affiliates to make a public announcement regarding any of the actions or matters set forth in this Section 9.

10.                               Mutual Release.

(a)                                 In consideration of the covenants, agreements and undertakings of the parties hereunder, effective upon the Effective Date, each of Mead Park and Ricciardi, on behalf of itself, its predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, Affiliates and assigns, and its and their past, present and future officers, directors, stockholders, interest holders, Principals, attorneys, agents, employees, managers, representatives, assigns and successors in interest, and all Persons acting by, through, under or in concert with them, and each of them (each such party, in such capacity, a “Ricciardi Releasor”), hereby release and discharge the Company, together with its predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, Affiliates and assigns and its and their past, present and future officers, directors, stockholders, interest holders, Principals, attorneys, agents, employees, managers, representatives, assigns and successors in interest, and all Persons acting by, through, under or in concert with them, and each of them (each such party, in such capacity, a “Company Releasee”), from all known and unknown charges, complaints, claims (including, without limitation, any derivative or class action claims), grievances, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, penalties, fees, wages, medical costs, pain and suffering, mental anguish, emotional distress, expenses (including attorneys’ fees and costs actually incurred) and punitive damages, of any nature whatsoever, known or unknown, which either such Ricciardi Releasor has, or may have had, against any Company Releasee, whether or not apparent or yet to be discovered, or which may hereafter develop, for any acts or omissions related to or arising from (i) the Mead Park Purchase Agreement or (ii) any other actions or omissions of a Company Releasee prior to the date hereof and relating to the Company.  Each Ricciardi Releasor further agrees that, following the Effective Date, it shall not initiate or participate in any lawsuit or other legal proceeding (including but not limited to any derivative claim or suit or any class action), or to instigate, encourage or assist any third party (including but not limited to forming a “group” with any such third party) or to enter into any discussions or agreements with any third party with respect to any lawsuit or other legal proceeding (including any derivative claim or suit or any class action), related to or arising from (i) the Mead Park Purchase Agreement or (ii) any other actions or omissions of a Company Releasee prior to the date hereof and relating to the Company.

(b)                                 In consideration of the covenants, agreements and undertakings of the parties hereunder, effective upon the Effective Date, the Company, on behalf of itself, its predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, Affiliates and assigns, and its and their past, present and future officers, directors, stockholders, interest holders, Principals, attorneys, agents, employees, managers, representatives, assigns and successors in interest, and all Persons acting by, through, under or in concert with them, and each of them (each such party, in such capacity, a “Company Releasor”), hereby release and discharge each of Mead Park and Ricciardi, together with its predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, Affiliates and assigns and its and their past, present and future officers, directors, stockholders, interest holders, Principals, attorneys, agents, employees, managers, representatives, assigns and successors in interest, and all Persons acting by, through, under or in concert with them, and each of them (each such party, in such capacity, a “Ricciardi Releasee”), from all known and unknown charges, complaints, claims (including, without limitation, any derivative or class action claims), grievances, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, penalties, fees, wages, medical costs, pain and suffering, mental anguish, emotional distress, expenses (including attorneys’ fees and costs actually incurred) and punitive damages, of any nature whatsoever, known or unknown, which either such Company Releasor has, or may have had, against any Ricciardi Releasee, whether or not apparent or yet to be discovered, or which may hereafter develop, for any acts or omissions related to or arising from (i) the Mead Park Purchase Agreement or (ii) any other actions or omissions of a Ricciardi Releasee prior to the date hereof and relating to the Company.

(c)                                  This Agreement resolves any claim for relief that is, or could have been alleged, no matter how characterized, including, without limitation, compensatory damages, damages for breach of contract, bad faith damages, reliance damages, liquidated damages, damages for humiliation and embarrassment, punitive damages, costs and attorneys’ fees related to or arising from any of the matters set forth in Section 10(a) and Section 10(b).

11.                               Disclosure; Public Statements and Announcements.

(a)                                 On or before 5:30 p.m., New York City time, on the second (2nd) business day after the date of this Agreement, the Company shall file a Current Report on Form 8-K describing all the material terms of the transactions contemplated by this Agreement in the form required by the Exchange Act (the “8-K Filing”).  Neither the Company, Mead Park, Ricciardi or any Affiliates of the foregoing shall issue any press releases or make any other public statements with respect to the transactions contemplated by this Agreement without the express written consent of all of the other parties to this Agreement (such consent not to be unreasonably withheld or delayed); provided, however, that (i) the Company shall be entitled, without the prior approval of Mead Park or Ricciardi, to file the 8-K Filing or other public disclosure as is required by applicable law and regulations, subject to providing Mead Park and Ricciardi with reasonable opportunity to comment thereon and considering any such comments in good faith and (ii) Mead Park and Ricciardi shall be entitled, without the prior approval of the Company, to make any Section 16 filings or other public disclosure as is required by applicable law and regulations, subject to providing the Company with reasonable opportunity to comment thereon and considering any such comments in good faith.

(b)                                 The Company agrees that, during the Agreement Period it shall not, and shall cause each of its Affiliates, not to, directly or indirectly, in any manner, alone or in concert with others, make or cause to be made, or in any way encourage any other person to make or cause to be made, any public statement or announcement, including in any document or report filed with or furnished to the SEC or through the press, media, analysts or other persons, that constitutes an ad hominem attack on, or otherwise disparages, defames or slanders Mead Park, Ricciardi or any of their respective Affiliates or any of their respective current or former Principals.

(c)                                  Mead Park and Ricciardi agree that, during the Agreement Period it shall not, and shall cause each of its Affiliates, not to, directly or indirectly, in any manner, alone or in concert with others, make or cause to be made, or in any way encourage any other person to make or cause to be made, any public statement or announcement, including in any document or report filed with or furnished to the SEC or through the press, media, analysts or other persons, that constitutes an ad hominem attack on, or otherwise disparages, defames or slanders the Company, any of its Directors, any past or present employee including members of senior management or any of its Affiliates.

12.                               Survival.  All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Effective Date.

13.                               Further Assurances.  Following the Effective Date, each of the Company, Ricciardi and Mead Park shall execute and deliver, or shall cause to be executed and delivered, such additional documents, instruments, conveyances and assurances, and take or cause to be taken, such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

14.                               Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

15.                               Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the parties at the addresses set forth on the books and records of the Company (or to such other address that may be designated by the receiving party from time to time in accordance with this section).  All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), facsimile or e-mail of a .PDF document (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage prepaid).  Except as otherwise provided in this Agreement, a Notice is effective only (a) upon receipt by the receiving party, and (b) if the party giving the Notice has complied with the requirements of this Section 15.

16.                               Entire Agreement.  This Agreement, the Mead Park Note, the Cohen Notes and the Registration Rights Agreement collectively constitute the sole and entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

17.                               Successor and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

18.                               Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.  No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving.  No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

19.                               Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  If any court determines that any term or other provision in this Agreement is invalid, illegal or unenforceable, it is the parties’ intention that such court shall have the power to modify this Agreement so as to effect the original intent of the parties as closely as possible to the maximum extent permitted by applicable law.

20.                               Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. THE PARTIES FURTHER AGREE THAT ANY ACTION BETWEEN THEM SHALL BE HEARD IN NEW YORK CITY, NEW YORK, AND EXPRESSLY CONSENT TO THE JURISDICTION AND VENUE OF THE STATE AND FEDERAL COURTS SITTING IN NEW YORK CITY, NEW YORK, FOR THE ADJUDICATION OF ANY CIVIL ACTION ASSERTED PURSUANT TO THIS AGREEMENT.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

21.                               Interpretation.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular section, subsection or other subdivision unless expressly limited.  All references to “$” shall be deemed references to United States Dollars.  Titles appearing at the beginning of any section, subsection or other subdivision contained in this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.  If an ambiguity, question of intent or question of interpretation arises, this Agreement must be construed as if drafted jointly by the parties hereto, and there must not be any presumption, inference or conclusion drawn against either party by virtue of the fact that its representatives have authored this Agreement or any of its terms.

22.                               Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Termination and Release Agreement on the date first written above.

RICCIARDI:

By:	/s/ Christopher Ricciardi
Name:	Christopher Ricciardi

By:	/s/ Stephanie Ricciardi
Name:	Stephanie Ricciardi

The Ricciardi Family Foundation

By:	/s/ Peter F. Ricciardi
Name:	Peter F. Ricciardi
Title:	Executive Director

MEAD PARK:

Mead Park Capital Partners LLC

By:	/s/ Christopher Ricciardi
Name:	Christopher Ricciardi
Title:	Manager

COMPANY:

Institutional Financial Markets, Inc.

By:	/s/ Joseph W. Pooler, Jr.
Name:	Joseph W. Pooler, Jr.
Title:	Executive Vice President, Chief Financial Officer and Treasurer